Exhibit 99.2

MEDIA CONTACTS:	INVESTOR CONTACT:

Victor Beaudet	Renée Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON REPORTS RECORD FOURTH QUARTER EPS OF $1.09, UP 36%

Sales Increase a Record 14%; Beauty Sales Climb 18%

2003 EPS Up 25% to $2.78

Cash Flow from Operations Reaches $745 Million

NEW YORK, N.Y., February 3, 2004 – Avon Products, Inc. (NYSE:AVP) today reported record earnings and sales growth in the fourth quarter of 2003, driven by a significant gain in beauty sales, continuing strong performance in international operations, and positive foreign currency impact.

     Avon said that earnings per share in the quarter rose 36%, to $1.09 per diluted share, versus $.80 per diluted share in the fourth quarter of 2002. As previously announced, earnings in the quarter included a benefit of $.06 per share from a tax audit settlement.

     Sales in the fourth quarter grew 14% to $2.09 billion, up from $1.84 billion in the year-ago period. Excluding the impact of foreign currency exchange, sales increased 9%. Beauty sales advanced a record 18% on the strength of the continued worldwide success of Anew Clinical Wrinkle and Line Corrector, which contributed to an over 30% gain in skincare, and the global launch of the fragrance Treselle, which drove mid-teens sales growth in fragrance.

     Active Representatives in the quarter increased 9%, and units rose 4% on top of the record 16% unit gain in the fourth quarter of 2002.

     Avon said that operating profit in the quarter increased 24% to $388.4 million, and operating margin expanded 150 basis points to a record 18.4%. Gross margin improved by 150 basis points. Net income in the quarter rose 35% to $261.3 million, compared with $193.0 million in the fourth quarter of 2002.

FULL-YEAR RESULTS

     For full-year 2003, Avon reported that earnings per share increased 25% to $2.78 per diluted share, versus $2.22 in the prior year. Net income in 2003 was $664.8 million, up 24% from $534.6 million in 2002. Avon said that results in 2002 included a net restructuring charge of $36.3 million pretax ($25.2 million after tax, or $.10 per share) related to the company’s Business Transformation initiatives.

     Sales in 2003 in both dollars and local currencies rose 10% to a record $6.80 billion, versus $6.17 billion in 2002. Sales of beauty products increased 15%, active Representatives rose 12% to 4.4 million, and units increased 5%, with all geographic regions contributing.

     Cash flow from operations totaled $745 million for the year, well above the company’s target 2003 goal in the range of $650 million, due to higher earnings and strong working capital management.

     In commenting on 2003 results, Andrea Jung, Avon’s chairman and chief executive officer, said, “We’re encouraged by Avon’s performance as we finished the year, and are especially pleased with the robust performance of our international operations in the closing quarter that helped to offset temporary factors in the U.S. non-beauty segment.

     “We’re extremely proud of 2003’s double-digit topline and record earnings growth. Our 15% increase in Beauty and 12% gain in active Representatives for the full year offer further proof that our strategies to build the Avon brand and drive growth in our direct selling channel are working.

     “As we start 2004 we’re particularly pleased to see a healthy recovery in the rate of U.S. sales growth, and have great confidence in our ability to report another year of strong sales and earnings growth in 2004,” added Ms. Jung.

FOURTH-QUARTER REGIONAL HIGHLIGHTS

     In the U.S., sales in the quarter were negatively impacted by unfulfilled demand for certain holiday non-beauty products and a decline in fragrance sales, as expected. Sales were up 2%, with 5% growth in beauty products, driven by gains in skin care and color cosmetics. The number of active Representatives increased 3% and units rose 1%. Mark, the company’s new brand for young women, contributed over 1% to overall U.S. sales growth in the quarter.

     Operating profit declined 4% and operating margin contracted 140 basis points to 19.1% in the quarter. Operating profit was impacted by increased consumer and strategic investments, including the launch of Mark, as well as a greater-than-anticipated shift in product mix that impacted gross margin and distribution expense.

     The Europe region posted another robust quarter. Sales and operating profit rose 30% and 50%, respectively, based on strong operational performance. Excluding the impact of currency translation, sales increased 18%. The number of active Representatives grew 14%, and units rose 9%. Operating margin in the region expanded 340 basis points to a record level of 25.1%. The markets of Central and Eastern Europe drove the region’s performance with sales and operating profits up nearly 40% and over 60%, respectively, due largely to results in Russia, Avon’s fastest growing market.

     In Latin America, sales and operating profit in the quarter increased 16% and 21%, respectively. Sales in local currencies were up 12%, and active Representatives increased 8%. Units rose 4%, continuing their recovery from earlier levels, due mainly to further improvement in both Mexico and Brazil. Operating margin in the region improved by 100 basis points to 25.6%.

     The Pacific region in the quarter generated 17% gains in both sales and operating profit. Excluding the impact of foreign currency exchange, sales rose 9%, with China, Taiwan and Australia driving the gains. Active Representatives increased 12%, with units declining 2% versus a 28% gain in last year’s quarter. The region’s operating margin of 18.6% in the quarter was even with last year’s level.

2004 OUTLOOK

     Commenting on the outlook for 2004, Ms. Jung said that Avon continues to forecast earnings growth of 10-12% on top of 2003 earnings reported today. Local currency sales should increase 10% with little or no currency impact, and in line with the company’s long-term sales target. Operating margin in 2004 is forecast to improve 100 basis points to 16.2%, after incremental investment in consumer and strategic initiatives. The company expects cash flow from operations for the year in the range of $800 million.

     “We’re looking for another year of growth-on-growth in 2004,” Ms. Jung said. “Full year U.S. sales are expected to return to a mid-single-digit growth rate, with operating profit forecast to be up 8-10%. First quarter U.S. sales are tracking to a healthy 6-8% increase, and U.S operating profit is projected to decline due to planned margin investment in inventory clearance,” she added. “We expect international operations to post another year of significant growth, with sales and operating profit increasing at rates similar to those of 2003,” she said.

     In the first quarter of 2004, Avon said it expects local-currency sales growth in the range of 10%, and earnings in the range of $.50 per share, versus $.42 per share in the first quarter of 2003.

     Avon will conduct a conference call today at 9 a.m. New York time to discuss the results for the quarter and full-year and its outlook for 2004. The conference call will be webcast live and can be accessed at www.avoninvestor.com.

     Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through

4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avon.com.

# # #

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

     Statements in this release that are not historical facts or information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia, and Central and Eastern Europe; the Company’s ability to implement its business strategies and its Business Transformation initiatives, including the integration of similar activities across markets to achieve efficiencies; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets; the impact of substantial currency fluctuations in the Company’s principal foreign markets and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its information systems initiatives; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended December 31		Percent Change	Year ended December 31		Percent Change

	2003	2002		2003	2002

Net sales	$2,085.9	$1,836.2	14%	$6,804.6	$6,170.6	10%
Other revenue	23.3	17.9		71.4	57.7

Total revenue	2,109.2	1,854.1	14%	6,876.0	6,228.3	10%

Cost of sales (1) & (4)	811.9	742.2		2,613.1	2,438.5
Marketing, distribution and
administrative expenses (1)	912.8	798.1		3,224.0	2,892.0
Special charge (3) & (4)	(3.9)	0.0		(3.9)	34.3

Operating profit	388.4	313.8	24%	1,042.8	863.5	21%

Interest expense	6.3	11.5		33.3	52.0
Interest income	(4.3)	(3.3)		(12.6)	(14.2)
Other expense (income), net (2)	6.0	4.5		28.6	(9.9)

Total other expenses (1)	8.0	12.7		49.3	27.9
Income from continuing operations
before taxes and minority interest	380.4	301.1	26%	993.5	835.6	19%
Income taxes (5)	115.3	104.8		318.9	292.3

Income from continuing operations before minority
interest	265.1	196.3	35%	674.6	543.3	24%
Minority interest	(3.8)	(3.3)		(9.8)	(8.7)

Net income	$261.3	$193.0	35%	$664.8	$534.6	24%

Earnings per share:
Basic	$1.11	$.82	35%	$2.82	$2.26	25%

Diluted (6)	$1.09	$.80	36%	$2.78	$2.22	25%

Average shares outstanding:
Basic	235.99	235.23		235.54	236.06
Diluted	238.64	244.47		241.57	245.47

Notes:

(1) Effective January 1, 2003, certain reclassifications were reflected within Cost of sales, Marketing, distribution & administrative expenses and Total other expenses, net. These reclassifications had no impact on Net income or Earnings per share. For comparison purposes, the prior periods were adjusted to conform to the current period presentation.

(2) For the three months ended December 31, Other expense (income), net includes foreign exchange losses of $3.6 and $2.7 in 2003 and 2002, respectively. For the year ended December 31, Other expense (income), net includes foreign exchange losses (gains) of $15.9 and ($16.0) in 2003 and 2002, respectively. The three months and year ended December 31, 2003 include foreign exchange (gains) losses of ($0.1) and $2.8, respectively, related to U.S. dollar denominated assets, mainly in Argentina, Venezuela, Brazil and Mexico. The three months and year ended December 31, 2002 include foreign exchange losses (gains) of $2.3 and ($27.8), respectively, related to U.S. dollar denominated assets, mainly in Argentina, Venezuela, Brazil and Mexico. The year ended December 31, 2003, includes $6.4 of deferred debt issuance costs related to the redemption of convertible notes.

(3) For the year ended December 31, 2003, the Company recorded a benefit of $2.1 pretax ($1.3 after-tax; $0.006 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001. The Company also recorded a benefit of $1.8 pretax ($1.3 after-tax; $0.005 diluted EPS) from an adjustment to the Special charge recorded in the third quarter of 2002. The net effect of the adjustments is a benefit of $3.9 pretax ($2.7 after-tax; $0.01 diluted EPS).

(4) For the year ended December 31, 2002, the Company recorded a Special charge of $43.6 pretax ($30.4 after-tax; $0.12 diluted EPS) related to the Company's Business Transformation initiatives. Also, the Company recorded a benefit of $7.3 pretax ($5.2 after-tax; $0.02 diluted EPS) from an adjustment to the Special charge for Business Transformation initiatives recorded in the fourth quarter of 2001. The net effect of these items is a charge of $36.3 pretax ($25.2 after-tax; $0.10 diluted EPS), of which $2.0 pretax is included in Cost of sales.

(5) For the year ended December 31, 2003, earnings per share was favorably impacted by a decrease in the tax rate as a result of worldwide tax audit settlements of $22.7 and an IRS interest refund of $2.1.

(6) The convertible notes were redeemed in July 2003. Prior to the redemption date, for purposes of calculating diluted earnings per share for the three months ended December 31, 2002, after tax interest expense of $2.6, applicable to convertible debt was added back to net income. For the years ended December 31, 2003 and 2002, after tax interest expense of $5.7 and $10.4, respectively, applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

FOURTH QUARTER 2003 - THREE MONTHS ENDED 12/31/03

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 4Q02	% var. vs 4Q02		% var. vs 4Q02	2003 percent	% var. vs 4Q02	% var. vs 4Q02

North America	$773.3	2%	2%	$140.9	-4%	17.8%	1%	2%
US	677.8	2	2	132.6	-4	19.1	1	3
International	1,312.6	22	14	315.1	31	23.9	5	11
Latin America	487.0	16	12	124.7	21	25.6	4	8
Europe	552.6	30	18	138.8	50	25.1	9	14
Pacific	273.0	17	9	51.6	17	18.6	-2	12
Total from Operations	2,085.9	14	9	456.0	18	21.6	4	9
Global Expenses (1)	-	-	-	(67.6)	8	-	-	-
Consolidated (1)	$2,085.9	14%	9%	$388.4	24%	18.4%	4%	9%

CATEGORY SALES (US$)

				Consolidated			US

					% var. vs 4Q02			% var. vs 4Q02

Beauty (cosmetics/fragrances/toiletries)				$1,315.5	18%		$316.9	5%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				372.1	6		171.6	1
Beyond Beauty (home products/gift and decorative/candles)				398.3	7		189.3	0

				$2,085.9	14%		$677.8	2%

FOURTH QUARTER 2003 - YEAR ENDED 12/31/03

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs FY02	% var. vs FY02		% var. vs FY02	2003 percent	% var. vs FY02	% var. vs FY02

North America	$2,526.8	3%	3%	$425.9	-4%	16.5%	2%	3%
US	2,217.9	3	3	420.9	0	18.6	3	3
International	4,277.8	15	15	876.3	24	20.4	5	14
Latin America	1,747.2	6	15	406.3	12	23.2	2	12
Europe	1,607.2	31	19	313.4	50	19.4	14	20
Pacific	923.4	11	7	156.6	17	16.7	2	11
Total from Operations	6,804.6	10	10	1,302.2	13	18.9	5	12
Global Expenses (1) & (2)	-	-	-	(259.4)	9	-	-	-
Consolidated (1) & (2)	$6,804.6	10%	10%	$1,042.8	21%	15.2%	5%	12%

CATEGORY SALES (US$)

				Consolidated			US

					% var. vs FY02			% var. vs FY02

Beauty (cosmetics/fragrances/toiletries)				$4,487.7	15%		$1,184.7	9%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				1,259.6	2		570.2	-1
Beyond Beauty (home products/gift and decorative/candles)				1,057.3	3		463.0	-4

				$6,804.6	10%		$2,217.9	3%

(1) 2003 includes a benefit of $2.1 pretax ($1.3 after-tax; $0.006 diluted EPS) from an adjustment to the Special charge recorded in the fourth quarter of 2001. The Company also recorded a benefit of $1.8 pretax ($1.3 after-tax; $0.005 diluted EPS) from an adjustment to the Special charge recorded in the third quarter of 2002. The net effect of the adjustments is a benefit of $3.9 pretax ($2.7 after-tax; $0.01 diluted EPS).

(2) 2002 includes a Special charge of $43.6 pretax ($30.4 after-tax; $0.12 diluted EPS) related to the Company's Business Transformation initiatives. 2002 also includes a benefit of $7.3 pretax ($5.2 after-tax; $0.02 diluted EPS) from an adjustment to the Special charge for Business Transformation initiatives recorded in the fourth quarter of 2001. The net effect of these items is a charge of $36.3 pretax ($25.2 after-tax; $0.10 diluted EPS).